Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter EPS of $2.13
2019 Fourth Quarter

•
Net earnings of $674.3 million, or $2.13 per diluted share, compared to $796.1 million, or $2.42 per diluted share (Q4 2018 included $0.58 per diluted share related to gain on sale of Rialto investment and asset management platform, partially offset by non-recurring expenses)

•	Deliveries of 16,420 homes – up 16%

•	New orders of 13,089 homes – up 23%; new orders dollar value of $5.2 billion – up 23%

•	Backlog of 15,577 homes – compared to 15,616 homes; backlog dollar value of $6.3 billion – down 4%

•	Revenues of $7.0 billion – up 8%

•	Homebuilding operating earnings of $892.5 million, compared to $806.7 million

◦	Gross margin on home sales of 21.5%, compared to 21.4%

◦	S,G&A expenses as a % of revenues from home sales improved to 7.6%, compared to 7.9%

◦	Operating margin on home sales of 13.9%, compared to 13.5%

•	Financial Services operating earnings (net of noncontrolling interests) of $81.2 million, compared to $57.6 million

•	Multifamily operating earnings (net of noncontrolling interests) of $4.8 million, compared to $33.0 million

•	Lennar Other operating earnings (net of noncontrolling interests) of $10.8 million, compared to loss of $48.5 million

•	Homebuilding cash and cash equivalents of $1.2 billion

•	Homebuilding debt to total capital of 32.8%

•	Retired $600 million of homebuilding senior notes

•	Repurchased 1.7 million shares for $98.2 million
2019 Fiscal Year

•	Net earnings, revenues, deliveries and new orders for 2019 were the highest in the Company's history

◦	Net earnings of $1.8 billion, or $5.74 per diluted share, compared to net earnings of $1.7 billion, or $5.44 per diluted share

◦	Revenues of $22.3 billion – up 8%

◦	Deliveries of 51,491 homes – up 13%

◦	New orders of 51,439 homes – up 12%

•	Retired $1.1 billion of homebuilding senior notes

•	Repurchased 9.8 million shares for $492.9 million

(more)

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Miami, January 8, 2020 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2019. Fourth quarter net earnings attributable to Lennar in 2019 were $674.3 million, or $2.13 per diluted share, compared to $796.1 million, or $2.42 per diluted share in the fourth quarter of 2018, which included $187.5 million or $0.58 per diluted share related to gain on sale of Rialto investment and asset management platform, partially offset by non-recurring expenses. Net earnings attributable to Lennar for the year ended November 30, 2019 were $1.8 billion, or $5.74 per diluted share, compared to $1.7 billion, or $5.44 per diluted share for the year ended November 30, 2018.
Stuart Miller, Executive Chairman of Lennar, said, "Our fourth quarter showcased our company hitting on all cylinders as our operations continued to improve cash flows and returns. We made significant progress towards becoming a land lighter company by reducing our years owned supply of homesites to 4.1 years at year-end from 4.4 years at the end of the third quarter and increasing our controlled homesites as a percentage of our total homesites to 33% from 30% during the fourth quarter.
Mr. Miller continued, “New orders and deliveries for the quarter exceeded expectations by increasing 23% and 16%, respectively, over 2018, which contributed to a fourth quarter, bottom-line performance of $674.3 million, or $2.13 per diluted share, compared to $608.6 million, or $1.84 per diluted share year in the prior year (excluding the one-time gain from the sale of Rialto and non-recurring expenses). During fiscal 2019, we generated strong homebuilding cash flow of $1.6 billion as we retired $1.1 billion of senior notes and repurchased 9.8 million of our shares for $492.9 million.
Rick Beckwitt, Chief Executive Officer of Lennar, said, "During the fourth quarter, the basic underlying housing market fundamentals of low unemployment, higher wages and low inventory levels remained favorable. Against this backdrop, our homebuilding gross margin in the fourth quarter was 21.5%, while our focus on making our homebuilding platform more efficient resulted in an SG&A percentage of 7.6%, an all-time, fourth quarter low. In addition, our financial services business performed extremely well with fourth quarter earnings of $81.2 million, an all-time, quarterly high.”
Jon Jaffe, President of Lennar, said, "We remain focused on reducing our construction spend through direct cost savings, which contributed to a 110 basis point sequential improvement in our fourth quarter homebuilding gross margin percentage, while our cost per square foot for labor and materials remained relatively flat."
Mr. Miller concluded, "As we head into 2020, we expect our fiscal 2020 deliveries to be in the range of 54,000 - 55,000 homes, homebuilding gross margin percentage to be in the range of 20.5% - 21.0% and our cash flows to continue to accelerate as we continue to refine our overall land program. With only $600 million of senior notes due in 2020, we will opportunistically deploy excess cash flow to repurchase additional debt and return capital to shareholders."

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RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2019 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2018
Homebuilding
Revenues from home sales increased 8% in the fourth quarter of 2019 to $6.4 billion from $6.0 billion in the fourth quarter of 2018. Revenues were higher primarily due to a 16% increase in the number of home deliveries, excluding unconsolidated entities, partially offset by a 7% decrease in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 16,391 homes in the fourth quarter of 2019 from 14,151 homes in the fourth quarter of 2018, as a result of an increase in home deliveries in all homebuilding segments. The average sales price of homes delivered, excluding unconsolidated entities, decreased to $393,000 in the fourth quarter of 2019 from $421,000 in the fourth quarter of 2018 reflecting the Company's continued focus on the entry-level market and, in general, moving down the price curve.
Gross margins on home sales were $1.4 billion, or 21.5%, in the fourth quarter of 2019 compared to $1.3 billion, or 21.4% (22.1% excluding purchase accounting), in the fourth quarter of 2018. Gross margin percentage on home sales increased primarily because the fourth quarter of 2018 included $38.6 million or 70 basis points of backlog/construction in progress write-up related to purchase accounting adjustments on CalAtlantic Group, Inc. ("CalAtlantic") homes that were delivered during the period. This was offset by a lower average sales price reflecting the Company's continued focus on the entry-level market and, in general, moving down the price curve.
Selling, general and administrative expenses were $491.5 million in the fourth quarter of 2019, compared to $471.9 million in the fourth quarter of 2018. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 7.6% in the fourth quarter of 2019, from 7.9% in the fourth quarter of 2018, primarily due to improved operating leverage as a result of an increase in home deliveries.
Homebuilding equity in loss from unconsolidated entities, gross margin on land sales and other homebuilding revenue and homebuilding other income, net, totaled a loss of $1.8 million in the fourth quarter of 2019, compared to earnings of $4.4 million in the fourth quarter of 2018. Homebuilding equity in loss from unconsolidated entities was $8.7 million in the fourth quarter of 2019, compared to Homebuilding equity in loss from unconsolidated entities of $46.7 million in the fourth quarter of 2018, which was primarily attributable to the Company's share of valuation adjustments related to assets of an unconsolidated entity. Gross margin on land sales and other homebuilding revenue was $2.8 million in the fourth quarter of 2019, compared to $37.8 million in the fourth quarter of 2018. Homebuilding other income, net, was $4.0 million in the fourth quarter of 2019, compared to $13.2 million in the fourth quarter of 2018.
Homebuilding interest expense was $123.5 million in the fourth quarter of 2019 ($116.4 million was included in costs of homes sold, $1.0 million in costs of land sold and $6.1 million in other interest expense), compared to $102.2 million in the fourth quarter of 2018 ($98.1 million was included in costs of homes sold, $1.4 million in costs of land

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sold and $2.7 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Financial Services
Operating earnings for the Financial Services segment were $81.2 million in the fourth quarter of 2019 (which included $74.8 million of operating earnings and an add back of $6.5 million of net loss attributable to noncontrolling interests), compared to $57.6 million in the fourth quarter of 2018. Operating earnings increased due to an improvement in the mortgage business as a result of a higher capture rate of increased Lennar home deliveries, as well as reductions in loan origination costs driven in part by technology initiatives. Operating earnings of the Company's title business increased as a result of an increase in captive business volume and a decrease in operating expenses.
Multifamily
Operating earnings for the Multifamily segment were $4.8 million in the fourth quarter of 2019 (which included $3.7 million of operating earnings and an add back of $1.1 million of net loss attributable to noncontrolling interests), compared to $33.0 million in the fourth quarter of 2018. The decrease in profitability was primarily due to equity in loss as there were no sales of operating properties, partially offset by $13.7 million of promote revenue related to six properties in Lennar Multifamily Venture Fund I (“LMV I”). This compared to the segment's $38.0 million share of gains related to the sale of two operating properties by Multifamily's unconsolidated entities and the sale of an investment in an operating property in the fourth quarter of 2018.
Lennar Other
Operating earnings for the Lennar Other segment were $10.8 million in the fourth quarter of 2019 (which included $10.7 million of operating earnings and an add back of $0.1 million of net loss attributable to noncontrolling interests). Operating loss in the fourth quarter of 2018 was $48.5 million (which included $49.3 million of operating loss and an add back of $0.8 million of net loss attributable to noncontrolling interests). The increase in operating earnings was primarily due to non-recurring expenses incurred in the fourth quarter of 2018.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $93.0 million, or 1.3% as a percentage of total revenues, in the fourth quarter of 2019, compared to $94.9 million, or 1.5% as a percentage of total revenues, in the fourth quarter of 2018. The decrease in corporate general and administrative expenses as a percentage of total revenues was primarily due to improved operating leverage as a result of an increase in revenues.

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RESULTS OF OPERATIONS
YEAR ENDED NOVEMBER 30, 2019 COMPARED TO
YEAR ENDED NOVEMBER 30, 2018
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic. Prior year information includes only stand alone data for Lennar Corporation.
Homebuilding
Revenues from home sales increased 9% in the year ended November 30, 2019 to $20.6 billion from $18.8 billion in the year ended November 30, 2018. Revenues were higher primarily due to a 13% increase in the number of home deliveries, excluding unconsolidated entities, partially offset by a 3% decrease in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 51,412 homes in the year ended November 30, 2019 from 45,563 homes in the year ended November 30, 2018, primarily as a result of an increase in home deliveries in all of Homebuilding's segments except Homebuilding Other. The average sales price of homes delivered, excluding unconsolidated entities, decreased to $400,000 in the year ended November 30, 2019 from $413,000 in the year ended November 30, 2018 reflecting the Company's continued focus on the entry-level market and, in general, moving down the price curve.
Gross margins on home sales were $4.2 billion, or 20.6%, in the year ended November 30, 2019 compared to $3.7 billion, or 19.6% (21.8% excluding purchase accounting), in the year ended November 30, 2018. The gross margin percentage on home sales increased because the year ended November 30, 2018 included $414.6 million or 220 basis points of backlog/construction in progress write-up related to purchase accounting adjustments on CalAtlantic homes that were delivered in that period. This was partially offset by higher construction costs as a percentage of home sales revenue.
Selling, general and administrative expenses were $1.7 billion in the year ended November 30, 2019, compared to $1.6 billion in the year ended November 30, 2018. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.3% in the year ended November 30, 2019, from 8.5% in the year ended November 30, 2018, due to improved operating leverage as a result of an increase in home deliveries.
Homebuilding equity in loss from unconsolidated entities, gross margin on land sales and other homebuilding revenue and homebuilding other income (expense), net, totaled a loss of $18.1 million in the year ended November 30, 2019, compared to earnings of $173.8 million in the year ended November 30, 2018. Homebuilding equity in loss from unconsolidated entities was $13.3 million in the year ended November 30, 2019, compared to Homebuilding equity in loss from unconsolidated entities of $90.2 million in the year ended November 30, 2018, which was attributable to the Company's share of net operating losses from its unconsolidated entities, which were primarily driven by valuation adjustments related to assets of Homebuilding's unconsolidated entities and general and administrative expenses, partially offset by profits from land sales. Gross margin on land sales and other homebuilding revenue was $26.5 million in the year ended November 30, 2019, compared to $60.1 million in the year ended November 30, 2018. Homebuilding other income

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(expense), net, totaled ($31.3) million in the year ended November 30, 2019, compared to $203.9 million in the year ended November 30, 2018. In the year ended November 30, 2018, other income, net, was primarily related to a $164.9 million gain on the sale of an 80% interest in one of Homebuilding's strategic joint ventures, Treasure Island Holdings.
Homebuilding interest expense was $395.0 million in the year ended November 30, 2019 ($371.8 million was included in costs of homes sold, $5.6 million in costs of land sold and $17.6 million in other interest expense), compared to $316.2 million in the year ended November 30, 2018 ($301.3 million was included in costs of homes sold, $3.6 million in costs of land sold and $11.3 million in other interest expense). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Financial Services
Operating earnings for the Financial Services segment were $244.3 million in the year ended November 30, 2019 (which included $224.6 million of operating earnings and an add back of $19.6 million of net loss attributable to noncontrolling interests), compared to $199.7 million in the year ended November 30, 2018. Operating earnings increased due to an improvement in the mortgage business as a result of a higher capture rate of increased Lennar home deliveries, as well as reductions in loan origination costs driven in part by technology initiatives. Operating earnings of the Company's title business decreased as a result of a decline in retail closed orders due to the sale of a majority of the Company's retail agency business and title insurance underwriter in the first quarter of 2019. This decrease in retail volume was partially offset by an increase in captive business volume and a decrease in operating expenses.
Multifamily
Operating earnings for the Multifamily segment were $18.1 million in the year ended November 30, 2019 (which included $16.4 million of operating earnings and an add back of $1.8 million of net loss attributable to noncontrolling interests), compared to operating earnings of $42.7 million in the year ended November 30, 2018. Operating earnings in the year ended November 30, 2019 was primarily due to the segment's $16.3 million share of gains as a result of the sale of two operating properties by Multifamily's unconsolidated entities, $11.9 million gain on the sale of an investment in an operating property and $19.3 million of promote revenue related to nine properties in LMV I, partially offset by general and administrative expenses, compared to the segment's $61.2 million share of gains as a result of the sale of six operating properties by Multifamily's unconsolidated entities and the sale of an investment in an operating property in the year ended November 30, 2018.
Lennar Other
Operating earnings for the Lennar Other segment in the year ended November 30, 2019 were $32.0 million (which included $31.5 million of operating earnings and an add back of $0.6 million of net loss attributable to noncontrolling interests). Operating loss for the Lennar Other segment in the year ended November 30, 2018 was $30.4 million (which included $33.7 million of operating loss and an add back of $3.3 million of net loss attributable to noncontrolling interests). The increase in operating earnings was primarily related to non-recurring expenses incurred in the year ended November 30, 2018 and an increase in our equity in earnings from the Rialto fund investments that were retained when we sold the Rialto investment and asset management platform.

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Corporate General and Administrative Expenses
Corporate general and administrative expenses were $341.1 million, or 1.5% as a percentage of total revenues, in the year ended November 30, 2019, compared to $343.9 million, or 1.7% as a percentage of total revenues, in the year ended November 30, 2018. The decrease in corporate general and administrative expenses as a percentage of total revenues was due to improved operating leverage as a result of an increase in revenues.
OTHER TRANSACTIONS
Debt Transactions
During the year ended November 30, 2019, the Company retired $1.1 billion of senior notes which included $600 million aggregate principal amount of its 4.50% senior notes due November 2019 and $500 million aggregate principal amount of its 4.50% senior notes due June 2019. The redemption price for each issue of senior notes, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
Credit Facility
In April 2019, the Company amended the credit agreement governing its unsecured revolving credit facility (the "Credit Facility") to increase the commitments from $2.3 billion to $2.4 billion and extend the maturity one year to April 2024. In the fourth quarter of 2019, the Credit Facility commitments were increased by $50 million to total commitments of $2.5 billion. The Credit Facility has a $350 million accordion feature, subject to additional commitments, resulting in maximum available borrowings of $2.8 billion. As of November 30, 2019, there were no outstanding borrowings under the Credit Facility.
Share Repurchase
During the first quarter of 2019, the Company's Board of Directors authorized the Company to repurchase up to the lesser of $1 billion in value, or 25 million in shares, of the Company's outstanding Class A or Class B common stock. The repurchase authorization has no expiration. Under this repurchase program, the Company repurchased 1.7 million shares of its Class A common stock for $98.2 million at an average per share price of $58.99 during the fourth quarter of 2019 and 9.8 million shares of its Class A common stock for $492.9 million at an average per share price of $50.41 during the year ended November 30, 2019.
Sale of Rialto in 2018
On November 30, 2018, the Company completed the sale of its Rialto investment and asset management platform to investment funds managed by Stone Point Capital for $340 million. The sale resulted in a $296.4 million gain in the fourth quarter of 2018 after taking into account the net basis of the assets and liabilities sold and transaction expenses.
Acquisition and Integration Costs in 2018
In the three and twelve months ended November 30, 2018, the Company recognized acquisition and integration costs related to CalAtlantic of $12.9 million and $153.0 million, respectively.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through Rialto Mortgage Finance, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Lennar Ventures drives the Company's technology and innovation strategies. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; increases in operating costs, including costs related to construction materials, labor, real estate taxes and insurance, which exceed our ability to increase prices, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental properties, or our inability to successfully sell our apartment developments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies, including our land lighter strategy; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2018. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, January 8, 2020. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0553 and entering 24973 as the confirmation number.
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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2019	2018	2019	2018
Revenues:
Homebuilding	$6,534,898	6,065,765	20,793,216	19,077,597
Financial Services	252,781	250,627	824,810	954,631
Multifamily	175,936	109,119	604,700	421,132
Lennar Other	7,916	33,699	36,835	118,271
Total revenues	$6,971,531	6,459,210	22,259,561	20,571,631

Homebuilding operating earnings	$892,539	806,662	2,502,905	2,254,487
Financial Services operating earnings	74,755	57,565	224,642	199,716
Multifamily operating earnings	3,690	32,961	16,390	42,695
Lennar Other operating earnings (loss)	10,745	(49,286)	31,469	(33,707)
Gain on sale of Rialto investment and asset management platform	—	296,407	—	296,407
Acquisition and integration costs related to CalAtlantic	—	(12,918)	—	(152,980)
Corporate general and administrative expenses	(93,043)	(94,863)	(341,114)	(343,934)
Earnings before income taxes	888,686	1,036,528	2,434,292	2,262,684
Provision for income taxes (1)	(217,503)	(238,301)	(592,173)	(545,171)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	671,183	798,227	1,842,119	1,717,513
Less: Net earnings (loss) attributable to noncontrolling interests	(3,121)	2,079	(6,933)	21,682
Net earnings attributable to Lennar	$674,304	796,148	1,849,052	1,695,831

Average shares outstanding:
Basic	313,904	325,735	318,419	307,968
Diluted	313,906	325,755	318,422	308,565

Earnings per share:
Basic	$2.13	2.42	5.76	5.46
Diluted	$2.13	2.42	5.74	5.44

Supplemental information:
Interest incurred (2)	$101,750	109,735	422,710	423,743

EBIT (3):
Net earnings attributable to Lennar	$674,304	796,148	1,849,052	1,695,831
Provision for income taxes	217,503	238,301	592,173	545,171
Interest expense	123,519	102,211	394,995	316,164
EBIT	$1,015,326	1,136,660	2,836,220	2,557,166

(1)
Provision for income taxes for the year ended November 30, 2018 included a one-time non-cash write-down of deferred tax assets of $68.6 million as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(2)	Amount represents interest incurred related to Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2019	2018	2019	2018
Homebuilding revenues:
Sales of homes	$6,445,208	5,951,615	20,560,147	18,810,552
Sales of land and other homebuilding revenue	89,690	114,150	233,069	267,045
Total revenues	6,534,898	6,065,765	20,793,216	19,077,597

Homebuilding costs and expenses:
Costs of homes sold	5,059,349	4,677,374	16,323,989	15,121,738
Costs of land sold	86,841	76,316	206,526	206,956
Selling, general and administrative	491,484	471,929	1,715,185	1,608,109
Total costs and expenses	5,637,674	5,225,619	18,245,700	16,936,803
Homebuilding operating margins	897,224	840,146	2,547,516	2,140,794
Homebuilding equity in loss from unconsolidated entities	(8,672)	(46,673)	(13,273)	(90,209)
Homebuilding other income (expense), net	3,987	13,189	(31,338)	203,902
Homebuilding operating earnings	$892,539	806,662	2,502,905	2,254,487

Financial Services revenues	$252,781	250,627	824,810	954,631
Financial Services costs and expenses	178,026	193,062	600,168	754,915
Financial Services operating earnings	$74,755	57,565	224,642	199,716

Multifamily revenues	$175,936	109,119	604,700	421,132
Multifamily costs and expenses	168,094	112,187	599,604	429,759
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	(4,152)	36,029	11,294	51,322
Multifamily operating earnings	$3,690	32,961	16,390	42,695

Lennar Other revenues	$7,916	33,699	36,835	118,271
Lennar Other costs and expenses	4,244	46,086	11,794	115,969
Lennar Other equity in earnings from unconsolidated entities	3,117	3,982	15,372	24,110
Lennar Other income (expense), net	3,956	(40,881)	(8,944)	(60,119)
Lennar Other operating earnings (loss)	$10,745	(49,286)	31,469	(33,707)

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, North Carolina, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Nevada, Oregon, Utah and Washington
Other: Urban divisions and other homebuilding related investments primarily in California, including FivePoint

	For the Three Months Ended November 30,
	2019	2018	2019	2018	2019	2018
Deliveries:	Homes		Dollar Value		Average Sales Price
East	6,856	5,989	$2,274,071	2,057,288	$332,000	344,000
Central	2,499	1,887	963,213	724,404	385,000	384,000
Texas	2,533	1,913	730,021	618,323	288,000	323,000
West	4,511	4,347	2,464,909	2,531,359	546,000	582,000
Other	21	18	24,126	22,847	1,149,000	1,269,000
Total	16,420	14,154	$6,456,340	5,954,221	$393,000	421,000
Of the total homes delivered listed above, 29 homes with a dollar value of $11.1 million and an average sales price of $384,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2019, compared to three home deliveries with a dollar value of $2.6 million and an average sales price of $869,000 for the three months ended November 30, 2018.

New Orders:	Homes		Dollar Value		Average Sales Price
East	5,294	4,867	$1,784,112	1,617,496	$337,000	332,000
Central	1,792	1,404	705,767	542,683	394,000	387,000
Texas	2,146	1,449	617,132	462,491	288,000	319,000
West	3,854	2,883	2,046,997	1,573,664	531,000	546,000
Other	3	8	6,457	12,094	2,152,000	1,512,000
Total	13,089	10,611	$5,160,465	4,208,428	$394,000	397,000
Of the total new orders listed above, 35 homes with a dollar value of $11.5 million and average sales price of $330,000 represent new orders from unconsolidated entities for the three months ended November 30, 2019, compared to four new orders from unconsolidated entities with a dollar value of $0.8 million and an average sales price of $200,000 for the three months ended November 30, 2018.

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	For the Years Ended November 30,
	2019	2018	2019	2018	2019	2018
Deliveries:	Homes		Dollar Value		Average Sales Price
East	20,979	18,161	$7,079,863	6,193,868	$337,000	341,000
Central	7,071	5,865	2,718,836	2,260,105	385,000	385,000
Texas	8,193	7,146	2,526,364	2,366,844	308,000	331,000
West	15,178	14,352	8,203,790	7,934,138	541,000	553,000
Other	70	103	67,439	103,330	963,000	1,003,000
Total	51,491	45,627	$20,596,292	18,858,285	$400,000	413,000
Of the total homes delivered listed above, 79 homes with a dollar value of $36.1 million and an average sales price of $458,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2019, compared to 64 home deliveries with a dollar value of $47.7 million and an average sales price of $746,000 for the year ended November 30, 2018.

New Orders:	Homes		Dollar Value		Average Sales Price
East	20,718	19,297	$7,002,496	6,505,867	$338,000	337,000
Central	7,098	5,855	2,750,420	2,263,946	387,000	387,000
Texas	8,215	7,078	2,478,981	2,284,726	302,000	323,000
West	15,335	13,516	8,024,755	7,544,235	523,000	558,000
Other	73	80	66,903	82,522	916,000	1,032,000
Total	51,439	45,826	$20,323,555	18,681,296	$395,000	408,000
Of the total new orders listed above, 103 homes with a dollar value of $43.7 million and an average sales price of $424,000 represent new orders from unconsolidated entities for the year ended November 30, 2019, compared to 58 new orders with a dollar value of $39.7 million and an average sales price of $685,000 for the year ended November 30, 2018.

LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	November 30,
	2019	2018	2019	2018	2019	2018
Backlog (1):	Homes		Dollar Value		Average Sales Price
East (2)	6,827	7,075	$2,448,498	2,522,710	$359,000	357,000
Central	2,013	1,986	821,837	790,252	408,000	398,000
Texas	2,170	2,148	713,337	760,721	329,000	354,000
West	4,558	4,401	2,308,417	2,487,451	506,000	565,000
Other	9	6	8,453	8,989	939,000	1,498,000
Total	15,577	15,616	$6,300,542	6,570,123	$404,000	421,000
Of the total homes in backlog listed above, 31 homes with a backlog dollar value of $10.2 million and an average sales price of $328,000 represent the backlog from unconsolidated entities at November 30, 2019, compared to 17 homes with a backlog dollar value of $7.1 million and an average sales price of $420,000 at November 30, 2018.

(1)
During the year ended November 30, 2018, the Company acquired a total of 6,481 homes in backlog in connection with the CalAtlantic acquisition. Of the homes in backlog acquired, 2,126 homes were in the East, 1,281 homes were in the Central, 877 homes were in Texas and 2,197 homes were in the West.

(2)	During the year ended November 30, 2019, the Company acquired 13 homes in backlog.

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2019	2018
Homebuilding debt	$7,776,638	8,543,868
Stockholders' equity	15,949,517	14,581,535
Total capital	$23,726,155	23,125,403
Homebuilding debt to total capital	32.8%	36.9%

Homebuilding debt	$7,776,638	8,543,868
Less: Homebuilding cash and cash equivalents	1,200,832	1,337,807
Net Homebuilding debt	$6,575,806	7,206,061
Net Homebuilding debt to total capital (1)	29.2%	33.1%

(1)
Net Homebuilding debt to total capital is a non-GAAP financial measure defined as net Homebuilding debt (Homebuilding debt less Homebuilding cash and cash equivalents) divided by total capital (net Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Homebuilding operations. However, because net Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.